Exhibit 99.1

DUKE ENERGY CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Consolidated Financial Statements as of, and for the year ended, December 31, 2005, reflect the following:

•	The reduction, effective July 1, 2005, of Duke Energy’s ownership interest in Duke Energy Field Services LLC (“DEFS”) from 69.7% to 50%, which resulted in Duke Energy and ConocoPhillips becoming equal 50% owners in DEFS (the “DEFS Disposition Transaction”).

•	On April 3, 2006, in accordance with their previously-announced merger agreement, Duke Energy Corporation (“Old Duke Energy”) and Cinergy Corp. (“Cinergy”) merged into wholly–owned subsidiaries of Duke Energy Holding Corp. (“Duke Energy HC”). In connection with the closing of the merger transactions (the “Mergers”), Duke Energy HC changed its name to Duke Energy (“New Duke Energy”) and Old Duke Energy converted into a limited liability company named Duke Power Company LLC. As a result of the Mergers, each outstanding share of Cinergy common stock was converted into 1.56 shares of common stock of New Duke Energy, which resulted in the issuance of approximately 313 million shares. Additionally, each share of common stock of Old Duke Energy was converted into one share of New Duke Energy common stock. Old Duke Energy is the predecessor of New Duke Energy for purposes of U.S. securities regulations governing financial statement filing. Therefore, the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the historical results of operations and financial position of Old Duke Energy for the periods presented. However, references to amounts for periods after the closing of the mergers relate to New Duke Energy. New Duke Energy had no separate operations for the periods presented. Both Old Duke Energy and New Duke Energy are referred to as Duke Energy herein.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations combines the historical consolidated statements of operations for Duke Energy, as adjusted for the DEFS Disposition Transaction, and Cinergy, giving effect to the Mergers as if they had occurred on January 1, 2005. The Unaudited Pro Forma Condensed Consolidated Balance Sheet combines the historical consolidated balance sheets of Duke Energy and Cinergy, giving effect to the Mergers as if they had been consummated on December 31, 2005. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements;

•	Separate historical financial statements of Duke Energy as of and for the year ended December 31, 2005, included in the Duke Energy Annual Report on Form 10-K for the year ended December 31, 2005;

•	Separate historical financial statements of Cinergy as of and for the year ended December 31, 2005, included in the Cinergy Annual Report on Form 10-K for the year ended December 31, 2005.

The historical financial information of Duke Energy and Cinergy is derived from the audited financial statements of Duke Energy and Cinergy, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what Duke Energy’s financial position or results of operations actually would have been had the DEFS Disposition Transaction or the Mergers been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Duke Energy.

The DEFS Disposition Transaction

The Unaudited Pro Forma Condensed Consolidated Statement of Operations gives effect to the DEFS Disposition Transaction as if it had occurred on January 1, 2005. Duke Energy’s historical results of operations subsequent to July 1, 2005 reflect the effects of the DEFS Disposition Transaction. Additionally, since the DEFS Disposition Transaction occurred on July 1, 2005, no unaudited pro forma condensed consolidated balance sheet has been provided as the effect of the transaction has been reflected in Duke Energy’s historical consolidated balance sheet as of December 31, 2005.

For the DEFS Disposition Transaction, Duke Energy received, directly and indirectly through its ownership interest in DEFS, a total of approximately $1.1 billion in cash and assets from ConocoPhillips and DEFS in exchange for 19.7% of DEFS. The DEFS Disposition Transaction included the transfer to Duke Energy of DEFS’ Canadian natural gas gathering and processing facilities and the acquisition of the Empress System assets from ConocoPhillips. As a result of the DEFS Disposition Transaction and subsequent to July 1, 2005, DEFS is no longer consolidated into Duke Energy’s historical consolidated financial statements and is accounted for as an equity method investment.

In February 2005, DEFS sold its wholly-owned subsidiary Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), which is the general partner of TEPPCO Partners, LP (“TEPPCO LP”), for approximately $1.1 billion and Duke Energy sold its limited partner interest in TEPPCO LP for approximately $100 million, in each case to Enterprise GP Holdings LP, an unrelated third party. These transactions resulted in pre-tax gains of approximately $1.2 billion for the year ended December 31, 2005. Additionally, minority interest expense of $343 million was recorded related to these gains for the year ended December 31, 2005 to reflect ConocoPhillips’ proportionate share in the pre-tax gain on the sale of TEPPCO GP. As these TEPPCO sale transactions were contemplated in connection with and directly related to the DEFS Disposition Transaction, the accompanying Unaudited Pro Forma Consolidated Statement of Operations assumes the TEPPCO sale transactions were completed prior to January 1, 2005. Therefore, the results of operations for DEFS’ and Duke Energy’s investments in TEPPCO LP as well as the gains recognized on the TEPPCO sale transactions have been removed from the accompanying Unaudited Pro Forma Consolidated Statement of Operations.

The Mergers

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with Duke Energy treated as the acquirer of Cinergy. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the Mergers. In the Unaudited Pro Forma Condensed Consolidated Balance Sheet, Duke Energy’s cost to acquire Cinergy has been allocated to the assets acquired and liabilities assumed based upon estimates of their respective fair values. The differences between the fair value of the consideration issued and the estimated fair values of the assets and liabilities acquired represents goodwill. The amounts allocated to the assets acquired and liabilities assumed in the Unaudited Pro Forma Condensed Consolidated Financial Statements are based primarily upon independent third party valuations that are in process of being performed. The Unaudited Pro Forma Condensed Consolidated Statement of Operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired assets. The pro forma purchase allocation adjustments are subject to revision based on book values as of the closing date and final determination of fair values following completion of valuations but are not anticipated to result in a materially different impact to pro forma financial position or results of operations from that presented herein.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations does not include the impacts of any revenue, cost or other operating synergies that may result from the Mergers. We expect to realize at least $650 million in aggregate net savings during the initial five years following the close of the Mergers from corporate activities, regulated utilities and non-regulated operations. These cost savings will result from elimination of duplicate spending and overlapping functions, improved sourcing strategies, avoidance of planned expenditures and the consolidation of non-regulated business unit operations. Cost savings related to the regulated operations are expected to be shared with customers, as determined in part by regulatory approval proceedings related to the Mergers.

Except as discussed at note (g) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any nonrecurring charges expected to result from the Mergers. The majority of nonrecurring charges resulting from the Mergers are anticipated to be comprised of executive separation, employee termination costs and other exit costs related to the Cinergy business that will be recognized in the opening balance sheet in accordance with Emerging Issues Task Force (“EITF”) Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No 95-3, including employee termination and exit costs related to the Duke Energy business and other integration-related costs.

Except for an adjustment related to pension and other postretirement benefit obligations, as mandated by Statement of Financial Accounting Standards (“SFAS”) Nos. 87, “Employers’ Accounting for Pensions” and 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and as discussed in note (i) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any pro forma adjustments related to Cinergy’s regulated operations that are accounted for pursuant to SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation,” which are comprised of PSI Energy, Inc., The Union Light, Heat and Power Company, and The Cincinnati Gas & Electric Company’s (“CG&E’s”) transmission and distribution operations. Under the rate setting and recovery provisions currently in place for these regulated operations which provide revenues derived from cost, the fair values of the individual tangible and intangible assets and liabilities are considered to approximate their carrying values.

DUKE ENERGY CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In millions, except per-share amounts)

	Duke Energy Historical	Deconsolidation of DEFS (a)	Other DEFS Pro Forma Adjustments		Duke Energy Pro Forma for DEFS	Cinergy Historical (k)	Mergers Pro Forma Adjustments		Duke Energy Pro Forma
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids, and other	$7,661	$(5,524)	$31	(f)	$2,456	$2,078	$11	(l)	$4,530
			62	(g)			(15	)(r)
			55	(j)
			171	(h)
Regulated electric	5,406				5,406	2,551	(2	)(r)	7,955
Regulated natural gas and natural gas liquids	3,679	(79)	60	(j)	3,660	781	(12	)(r)	4,429

Total operating revenues	16,746	(5,603)	379		11,522	5,410	(18)		16,914

Operating Expenses
Natural gas and petroleum products purchased	6,279	(4,641)	123	(j)	1,761	514	(27	)(r)	2,257
							9	(l)
Costs of fuel resold	—				—	443			443
Operation, maintenance and other	3,553	(287)	18	(f)	3,312	1,349	20	(m)	4,679
			36	(g)			(2	)(r)
			(8	)(j)

Fuel used in electric generation and purchased power	1,584				1,584	1,535	162	(l)	3,281

Depreciation and amortization	1,728	(150)	7	(f)	1,590	510	17	(n)	2,117
			5	(g)
Property and other taxes	571	(26)	1	(f)	546	272			818
Impairment and other charges	140		(125	)(h)	15	—			15

Total operating expenses	13,855	(5,104)	57		8,808	4,623	179		13,610

Gains on Sales of Investments in Commercial and Multi-Family Real Estate	191				191	—			191
Gains (Losses) on Sales of Other Assets, net	534	(2)	(577	)(b)	(45)	—			(45)

Operating Income	3,616	(501)	(255)		2,860	787	(197)		3,450

DUKE ENERGY CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations—(Continued)

For the Year Ended December 31, 2005

(In millions, except per-share amounts)

	Duke Energy Historical	Deconsolidation of DEFS (a)	Other DEFS Pro Forma Adjustments		Duke Energy Pro Forma for DEFS	Cinergy Historical (k)	Mergers Pro Forma Adjustments		Duke Energy Pro Forma
Other Income and Expenses
Equity in earnings of unconsolidated affiliates	479	1,089	(793	)(c)	679	34	(7	)(o)	706
			(88	)(d)
			(2	)(f)
			(6	)(e)
Gains (Losses) on sales of equity investments	1,225	(1,138)	(105	)(c)	(18)				(18)
Other income and expenses, net	96	(16)	(275	)(h)	(195)	51			(144)

Total other income and expenses	1,800	(65)	(1,269)		466	85	(7)		544

Interest Expense	1,062	(81)			981	283	(9	)(p)	1,251
							(4	)(q)
Minority Interest Expense	538	(479)			59	3			62

Earnings From Continuing Operations Before Income Taxes	3,816	(6)	(1,524)		2,286	586	(191)		2,681
Income Tax Expense from Continuing Operations	1,283	(6)	(564	)(i)	713	96	(76	)(s)	733

Income From Continuing Operations	2,533	—	(960)		1,573	490	(115)		1,948
Dividends and Premiums on Redemptions of Preferred and Preference Stock	12				12	0	(12	)(t)	—

Income from Continuing Operations Available for Common Stockholders	$2,521	$—	$(960)		$1,561	$490	$(103)		$1,948

Common Stock Data
Weighted-average shares outstanding
Basic	934				934	198			1,243	(u)
Diluted	970				970	199			1,280	(u)
Earnings per share (from continuing operations)
Basic	$2.69				$1.67	$2.47			$1.57
Diluted	$2.61				$1.62	$2.46			$1.53

See accompanying Notes to Duke Energy Corporation Unaudited Pro Forma Condensed Consolidated Statement of Operations which are an integral part of this statement.

Duke Energy Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a) Deconsolidation of DEFS—Represents the pro forma adjustments required to deconsolidate DEFS from the consolidated statement of operations of Duke Energy for the period prior to July 1, 2005 and present the historical 69.7% investment in DEFS as an equity method investment. Equity in earnings of the historical 69.7% investment in DEFS reflected in these pro forma adjustments was $1,104 million for the period prior to July 1, 2005.

(b) Gain on Transfer of 19.7% of DEFS—Represents the pro forma adjustment required to remove the $577 million gain on the transfer of Duke Energy’s 19.7% interest in DEFS from Gains (Losses) on Sales of Other Assets, net.

(c) Gains on Sale of TEPPCO GP and TEPPCO LP—Represents the pro forma adjustment required to remove the $1,137 million gain on sale of TEPPCO GP ($793 million, net of minority interest, at the historical 69.7% investment) from equity in earnings of unconsolidated affiliates and the $105 million gain on sale of TEPPCO LP from Gains (Losses) on sales of equity investments.

(d) Account for Investment in DEFS as a 50% Equity Investment—Represents the pro forma adjustments required to adjust Duke Energy’s equity investment in and equity in earnings from DEFS for the period prior to July 1, 2005, excluding the gain on sale of TEPPCO GP discussed in adjustment (b) above, from a 69.7% investment to a 50% investment.

(e) Operating results of TEPPCO LP—Represents the pro forma adjustment required to remove the historical operating results of Duke Energy’s and DEFS’ investments in TEPPCO LP from the Consolidated Statement of Operations.

(f) Transfer of Canadian Assets from DEFS to Duke Energy—Represents the pro forma adjustments required to reflect the transfer of DEFS’ Canadian natural gas and gathering and processing facilities from DEFS to Duke Energy in connection with the DEFS Disposition Transaction for the period prior to July 1, 2005.

(g) Transfer of Empress System Assets from ConocoPhillips to Duke Energy—Represents the pro forma adjustments required to reflect the transfer of ConocoPhillips’ Empress System assets to Duke Energy in connection with the DEFS Disposition Transaction for the period prior to the acquisition.

(h) Derivative Hedge Impacts—Represents the pro forma adjustments required to de-designate all cash flow hedges related to DEFS commodity price risk and recognize any gains or losses on these hedges immediately in earnings. As a result of the pro forma effect of deconsolidating DEFS, Duke Energy would no longer be able to obtain hedge accounting for these hedge positions. In the historical Duke Energy consolidated financial statements, approximately $125 million of pretax unrealized losses were recognized in earnings for the first six months of 2005, which have been reclassified from impairment and other charges to other income and expenses, net as a pro forma adjustment assuming the deconsolidation of DEFS occurred as of January 1, 2005. Additionally, approximately $130 million of mark-to-market losses that were previously recognized in historical revenues for the first six months of 2005, have been reclassified to other income and expenses, net as a pro forma adjustment assuming the deconsolidation of DEFS occurred as of January 1, 2005. The pro forma adjustments also include historical hedge ineffectiveness and settlements of approximately $41 million for the first six months of 2005 which was classified in historical revenues, as well as changes in the fair value of the hedges of approximately $21 million for the first six months of 2005 which was classified in accumulated other comprehensive income within stockholders’ equity.

(i) Income Tax Provision—Represents the income tax impact of the pro forma adjustments determined based on a statutory effective tax rate of approximately 37% for Duke Energy.

(j) Intercompany Transactions—Represents the pro forma adjustments required to classify certain transactions related to purchases and sales between Duke Energy and DEFS as third party transactions upon the deconsolidation of DEFS.

(k) Cinergy Historical Presentation—Certain adjustments have been made to Cinergy’s historical presentation in order to conform to Duke Energy’s historical presentation. These adjustments had no impact on the historical income from continuing operations reported by Cinergy. All utility revenues are presented as either regulated electric or gas, respectively, with one exception for CG&E electric generation. CG&E’s electric generation business is presented as non-regulated electric revenues. Revenues derived from CG&E’s retail electric generation business are approved through a public service commission order through 2008; however, CG&E generation does not follow Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” and is therefore presented as non-regulated.

(l) Operating Revenues, Fuel used in Electric Generation and Purchased Power and Natural Gas and Petroleum Products Purchased—Represents the pro forma adjustments required to reflect the net incremental operating revenue, net incremental fuel and emission allowance expenses and net incremental gas storage expenses resulting from (1) the adjustment of emission allowances to fair value which increases the expense recognition of emission allowances consumed (see balance sheet note (d)), and (2) the amortization of the fair value adjustments related to certain of Cinergy’s fuel contracts, gas storage contracts and power sale agreements (see balance sheet note (j)).

(m) Operation, Maintenance and Other—Represents the pro forma adjustment required to reflect an increase in net periodic pension and postretirement benefit expense resulting from certain amendments anticipated to be made to the features of the plans as well as the conformity of certain assumptions, partially offset by the elimination of the amortization of actuarial losses and amortization of unrecognized prior service costs and transition asset related to Cinergy’s non-regulated pension and postretirement benefit obligations (see balance sheet Note (i)).

(n) Depreciation and Amortization Expense—Represents the pro forma adjustment required to reflect the net incremental depreciation and amortization expense resulting primarily from the fair valuation of Cinergy’s power generating assets. As discussed in balance sheet note (c), the amount of this adjustment is based on current estimates of the fair values of the related assets.

(o) Equity in Earnings of Unconsolidated Affiliates—Represents the pro forma adjustment required to reflect a net decrease in equity in earnings of unconsolidated investments in domestic and foreign entities, joint ventures and partnerships (see balance sheet note (e)) resulting from fair value adjustments relating to certain equity method investments being amortized over the average remaining life of the related long-lived assets of those investments.

(p) Interest Expense—Represents the pro forma adjustment to interest expense resulting from the fair valuation of Cinergy’s third-party debt related to its non-regulated operations (see balance sheet note (h)). The adjustment to reflect the fair value of the debt will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(q) Interest Expense—Represents the pro forma adjustment to interest expense to reflect the elimination of historical amortization of deferred debt costs for debt related to Cinergy’s non-regulated operations (see balance sheet note (f)).

(r) Intercompany Transactions—Represents the pro forma adjustments required for transactions between Duke Energy and Cinergy included in each company’s historical statements of operations. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies.

(s) Income Tax Provision—Represents the pro forma tax effect of the above adjustments determined based on an estimated prospective statutory tax rate of approximately 40%.

(t) Dividends and Premiums on Redemptions of Preferred and Preference Stock—Income from continuing operations available for common stockholders was increased to reflect the redemption of Duke Energy’s preferred and preference stock as required by the merger agreement, which occurred in December 2005, and therefore no amounts related to dividends and premiums on redemption of preferred and preference stock were included in pro forma income from continuing operations available for common stockholders.

(u) Earnings Per Share and Shares Outstanding—The pro forma weighted average number of basic and diluted shares outstanding is calculated by adding Duke Energy’s weighted average number of basic and diluted shares of common stock outstanding for the year ended December 31, 2005 and Cinergy’s weighted average number of basic and diluted shares of common stock outstanding for the same period multiplied by the exchange ratio of 1.56 (shares in millions):

Description	For the Year Ended December 31, 2005
Basic:
Duke Energy weighted average common shares	934

Cinergy weighted average common shares	198
Exchange ratio	1.56

309

Pro forma weighted average common shares	1,243

Diluted:
Duke Energy weighted average common shares	970

Cinergy weighted average common shares	199
Exchange ratio	1.56

310

Pro forma weighted average diluted shares	1,280

DUKE ENERGY CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2005

(In millions)

	Duke Energy Historical	(a) Cinergy Historical	Mergers Pro Forma Adjustments		Duke Energy Holding Pro Forma
ASSETS

Current Assets	$7,957	$3,795	$6	(j)	$11,602
			(169	)(m)
			(70	)(g)
			83	(k)

Goodwill	3,775	33	4,012	(b)	7,820

Investments and Other Assets	11,258	1,697	46	(e)	13,730
			474	(d)
			277	(j)
			(16	)(i)
			(6	)(m)

Property, Plant and Equipment, net	29,200	10,513	505	(c)	40,218

Regulatory Assets and Deferred Debits	2,533	1,116	(19	)(f)	4,049
			419	(i)

Total Assets	$54,723	$17,154	$5,542		$77,419

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY

Current Liabilities	$8,418	$4,644	$160	(g)	$13,058
			(169	)(m)
			5	(h)

Long-term Debt	14,547	4,393	5	(h)	18,945

Deferred Credits and Other Liabilities	14,570	3,508	613	(i)	19,184
			365	(k)
			124	(j)
			(6	)(m)
			10	(h)

Minority Interests	749	32			781

Common Stockholders’ Equity
Common stock	10,388	2	(2	)(l)	19,400
			9,012	(b)
Paid-in capital		2,982	(2,982	)(l)	—
Retained earnings	5,335	1,722	(1,722	)(l)	5,335
Treasury shares at cost		(5)	5	(l)	—
Accumulated other comprehensive income	716	(124)	124	(l)	716

Total common stockholders’ equity	16,439	4,577	4,435		25,451

Total Liabilities and Common Stockholders’ Equity	$54,723	$17,154	$5,542		$77,419

See accompanying Notes to Duke Energy Corporation Unaudited Pro Forma Condensed Consolidated Balance Sheet which are an integral part of this statement.

Duke Energy Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Note—unless stated otherwise below, the adjustments are based primarily upon independent third party valuations that are in process of being performed. Accordingly, the adjustments are subject to revision based on book values as of the closing date and final determination of fair values following the completion of valuations but are not anticipated to result in a materially different impact to pro forma financial position from that presented herein.

(a) Cinergy Historical Presentation—Certain adjustments have been made to Cinergy’s historical presentation in order to conform to Duke Energy’s historical presentation.

(b) Goodwill—The estimated total purchase price of the mergers, based on the market price of Duke Energy common stock during the period including the two trading days before through the two trading days after May 9, 2005, the date Duke Energy and Cinergy agreed to and announced the mergers, and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows ($ in millions):

Value of Duke Energy common stock issued	$8,951
Value of Cinergy stock compensation assumed	61

Total estimated purchase price	9,012
Less: Book value of Cinergy assets acquired and liabilities assumed	4,577

Excess of purchase price over net book value of assets acquired	$4,435

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Cinergy’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The preliminary adjustments to the assets acquired and liabilities assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired	$4,435

Adjustments to goodwill related to:
Power generating assets	(505)
Emission allowances	(474)
Investments	(46)
Regulatory assets	(419)
Deferred tax assets	(83)
Other assets and liabilities	19
Accrued and prepaid expenses (transaction costs directly related to the mergers)	230
Pension and postretirement benefit obligations, net	629
Debt, notes payable and guarantees	20
Power sale, gas storage and fuel contracts	(159)
Deferred tax liabilities	365

Total adjustments	(423)

Total adjustment to goodwill	$4,012

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the mergers will be subject to an impairment test at least annually.

(c) Power Generating Assets—Represents the pro forma adjustment required to record Cinergy’s non-regulated power generating assets at estimated fair value. This adjustment was determined based on valuations in process and primarily reflects estimates of depreciated replacement costs. The adjustment will be depreciated over the estimated remaining useful lives of the underlying assets.

(d) Emission Allowances—Represents the pro forma adjustment to record at fair value the emission allowances held by Cinergy’s non-regulated operations. This adjustment was determined based primarily on market information.

(e) Investments—Represents the pro forma adjustment required to record at fair value Cinergy’s non-consolidated equity investments in domestic and foreign entities, joint ventures, partnerships, and other cost method investments.

(f) Deferred Debt Costs—Represents the pro forma adjustment to eliminate Cinergy’s deferred debt costs related to its non-regulated operations.

(g) Accrued and Prepaid Expenses—Represents the pro forma adjustment related to costs incurred by Duke Energy that are directly attributable to the mergers of approximately $65 million and certain payments already made and to be made to Cinergy employees as a result of the mergers of approximately $165 million (including approximately $70 million recorded as prepaid assets at December 31, 2005).

(h) Debt, Notes Payable and Guarantees—Represents the pro forma adjustment ($10 million for debt and $10 million for guarantees) required to record Cinergy’s third-party debt and guarantees related to its non-regulated operations at estimated fair value. The increase in the fair value of the debt will be amortized as a reduction to interest expense over the remaining life of the debt.

(i) Pension and Postretirement Benefit Obligations—Represents the pro forma adjustment required to record Cinergy’s pension and postretirement benefit obligations to reflect the difference between the actuarially-determined present value of the estimated accrued obligations and the estimated fair values of any related plan assets, including elimination of previously deferred losses, and the related historical intangible asset of $43 million. The adjustment also reflects certain amendments anticipated to be made to the features of the plans as well as the conformity of certain assumptions. $419 million of the adjustment to record Cinergy’s pension and postretirement obligations at fair value was recorded as a regulatory asset as management believe that those amounts are probable of recovery in regulated rates and $27 million of the adjustment was recorded as a prepaid pension asset.

(j) Power, Gas Storage, and Fuel Contracts—Represents the pro forma adjustment required to record, at estimated fair market value, Cinergy’s fuel, gas storage, and power sale contracts (including CG&E’s Rate Stabilization Plan) that do not qualify as derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. These adjustments will be amortized to earnings based on the remaining lives of the underlying contracts.

(k) Deferred Income Taxes—The net current deferred tax asset represents the estimated impact on the allocation of purchase price to current assets and liabilities. The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets and liabilities. This estimate is based on an estimated prospective statutory tax rate of approximately 40% and could change based on finalization of the combined company’s tax position.

(l) Common Stockholders’ Equity—Represents pro forma adjustments to eliminate the historical common stockholders’ equity of Cinergy.

(m) Intercompany Transactions—Represents the pro forma adjustments required to eliminate transactions between Duke Energy and Cinergy included in each company’s historical balance sheets. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies.